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                       AGREEMENT OF PURCHASE AND SALE OF ASSETS


    THIS AGREEMENT is entered into as of the 22nd day of July, 1996, and is effective as of 12:01 a.m. Central time on July 21, 1996, by and among NORTHSTAR COMPUTER FORMS, INC., a Minnesota corporation (hereinafter referred to as "Buyer") and DELUXE CORPORATION, a Minnesota corporation (hereinafter referred to as "Seller").

    WHEREAS, Seller is a major provider of checks, bank forms and business forms and Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, on the terms and subject to the conditions of this Agreement, substantially all of the assets of Seller used in its Financial Forms Division (the "Division").

    NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties of this Agreement, the parties hereto agree as follows:

                                      ARTICLE I
                             PURCHASE AND SALE OF ASSETS

    1.1 SALE AND TRANSFER OF ASSETS. Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell, convey, transfer, assign, deliver and license to Buyer, and Buyer agrees to purchase and license from Seller all of the assets listed on the specified Sections of the disclosure statement, a final copy of which shall be delivered at Closing (the "Disclosure Statement"), which are collectively referred to as the "Assets" and consist of the following:

    (a) All tangible personal property used in the Division including equipment, office machinery, computers (the "Equipment"), supplies, furniture, fixtures and any assignable warranties with respect to the Equipment, a schedule of which is set forth on Section 1.1(a) of the Disclosure Statement.

    (b) All work in process and unfilled sales orders or contracts of the Division, if any, including pricing information with respect to products produced on the Equipment, as well as pricing information for products produced on those of the Excluded Assets (as set forth in Section 1.1(i) of the Disclosure Statement) which Buyer will be permitted to use for a period subsequent to the Date of Closing as provided in Sections 10.3 and 10.4 below.

    (c) Certain computer software and electronic data used primarily by the Division and the copyrights thereon (to the extent such software and data are owned by Seller), including all Seller-owned software for the Division's internal systems for production and inventory control, but excluding certain computer software and electronic data which are part of the Excluded Assets, as set forth in Section 1.1(i) of the Disclosure Statement and excluding Seller's FOrMS software, for

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         which Buyer will receive a license as provided in the next subsection
         (the "Software").

    (d) A perpetual, irrevocable, world-wide license to use, but not to sublicense or to assign to any other party, Seller's FOrMS software, such software to be licensed "as is", and delivered in magnetic tape with source code and documentation.

    (e) All customer lists and files of the Division, as well as all art work, negatives, compositional materials and like items used on or with respect to the Equipment, a preliminary description of which is contained in Section 1.1(e) of the Disclosure Statement, which description shall be updated at Closing.

    (f) All tooling necessary for the Division or related to the operation of the Equipment including tooling in the possession of third parties.

    (g) All Qualified Inventory (as defined in Section 1.8 hereof), of the Division, a list of which, along with the prices thereof, will be contained in Section 1.1(g) of the Disclosure Statement. The parties acknowledge that the list of Qualified Inventory may be completed after Closing.

    (h) All tangible personal property and all intangible assets or intellectual property not otherwise specified herein, including, but not limited to, sales and marketing materials, goodwill permits and franchises, confidential information, proprietary information, trade secrets, financial information, books and records, and similar materials helpful and/or necessary for the performance of the business of the Division.

Specifically excluded from the Assets being purchased hereunder are the assets of the Division listed in Section 1.1(i) of the Disclosure Statement, and any accounts receivable of the Division as of the Date of Closing (the "Excluded Assets").

    1.2 CONSIDERATION FROM BUYER FOR ASSETS. In consideration for the transfer of the Assets by Seller to Buyer, Buyer shall deliver to Seller:

    (a) at Closing, in accordance with the provisions of Article VIII hereof, a certified or bank cashier's check, payable to the order of Seller or a wire transfer of federal funds to Seller's bank account, in an amount equal to $9,200,000 (the "Purchase Price"); and

    (b) in six equal monthly installments commencing one month after the Date of Closing a check payable to the order of Seller or a wire transfer of federal funds to Seller's bank account in an amount equal to one-sixth of the value of the Qualified Inventory as defined in Section 1.8 hereof.

    1.3  [Intentionally omitted]

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    1.4  EXCISE AND SALES AND PURCHASE TAXES.  Buyer shall pay all sales, use or excise taxes due, if any, arising out of the transfer of the Assets.

    1.5 FULFILLMENT OF SALES ORDERS. Buyer agrees to fulfill the unfilled sales orders received in the normal course of the Division's business which are unfilled on the Date of Closing, and to pay for supplies and maintenance services ordered in the ordinary course of business but not delivered until after the Date of Closing.

    1.6 ASSUMPTION OF LIABILITIES. With the exception of the obligations under Section 1.5, Buyer does not assume and Buyer shall not be liable for any of the obligations or liabilities of Seller, of any kind and nature, other than those specifically assumed by Buyer pursuant to this Agreement. With respect to any Assumed Contract Documents, as provided in Section 6.7, the parties shall enter into an Assignment and Assumption Agreement in the form attached as
Exhibit 1.6.

    1.7 EMPLOYEES. Buyer shall extend offers of continued employment to a sufficient number of Seller's employees located at Seller's St. Paul, Minnesota plant (including the FOrMS Management employees at its Grey Fox Road plant, collectively the "St. Croix Facility") so that no "plant closing" or "mass layoff," as defined under the Federal Worker's Adjustment & Retraining Notification Act ("WARN") shall occur and no WARN notices shall be required by Seller. Notwithstanding the foregoing, Buyer does not hereby agree to employ any specific employee of Seller or assume any employment or collective bargaining agreement of Seller. Provided it performs its obligations under the first sentence of this Section 1.7, Buyer shall have the option but not the obligation to hire, on the Closing Date, any specific person employed by the Division who is willing to enter into Buyer's employment. It is expressly understood and agreed that:

    (a) Buyer is not a successor or joint employer by virtue of anything in this Agreement or anything done or not done by Seller pursuant to this Agreement and Buyer shall not, solely by virtue of this Agreement, be obligated or responsible for performance of any terms of any labor agreement applicable to any of Seller's employees, salaried or hourly.

    (b) Buyer is not assuming, under this Agreement or otherwise, and Seller is and shall remain fully responsible for any obligation, responsibility or liability, whether contractual or statutory, arising out of Seller's termination of employment of any employees of the Division including without limitation any liability or obligation with respect to wages, salaries, severance, holiday, sick leave entitlements, bonuses, vacations, health care plans or employee benefit plans or any other compensation arrangement of any nature whatsoever which arise from or relate to any person's employment by Seller in the Division, or for any "Employee Pension Benefit Plan" or "Employee Welfare Benefit Plan" as defined in Sections 3(2) and 3(1), respectively, of ERISA (as defined below), sponsored or maintained by Seller. Buyer shall not be obligated to continue any employee benefit plans or arrangements of any nature whatsoever presently or previously sponsored or maintained by Seller.

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    (c)  Seller agrees to defend, indemnify and hold harmless Buyer and its directors, officers, employees and representatives from any liability in connection with this Agreement and the transactions contemplated hereby arising, all or in part, out of any employee benefit plan maintained by Seller or to which Seller contributes or has contributed on behalf of the employees employed by Seller at or prior to the Closing.

    (d) Except as provided in this Section, Buyer has no obligation by reason of this Agreement or any other understanding with Seller to hire nor shall Buyer be restricted from hiring any terminated employees of Seller at Closing. All terms and conditions of the employment of any person Buyer determines to hire are matters within Buyer's sole discretion, it being expressly understood that Buyer reserves full right (among others) to terminate the employment of such persons hired by Buyer at any time.

    (e) Immediately upon execution of this Agreement and at all times thereafter unless and until this Agreement is terminated as provided in
    Section 14.4, Seller shall make available for inspection and copying its current Employee List as defined in Section 2.14(a) below along with all personnel records pertaining to each person employed by Seller including, without limitation, home address, job position, rate of pay, date and amount of last salary increase, date of hire and social security number, job performance reports, absenteeism records and any other information reasonably requested by Buyer (the "Employee Personnel Data").

    (f) Any persons employed with the Division who accept Buyer's offer of employment may be hired and therefore be considered new hires on the Date of Closing. The service hours accrued by any individual during their employment by Seller will not be recognized by Buyer for any purpose, except as specifically agreed to by Buyer. The eligibility for participation by any new hires in any health care plan, profit sharing plan, or any other employee benefit plan sponsored by Buyer will depend upon the service hours accrued by them during their employment with Buyer without regard to the number of hours accrued by them during their employment with Seller, except that all new full time employees shall be immediately eligible to participate in Buyer's health care plan. For purposes of determining the amount of paid vacation any hired employee is entitled to, Buyer shall treat years of service to Seller the same as if such employee had been employed by Buyer for such period of time, but the actual amount of paid vacation attributable to a specific number of years of service shall remain within Buyer's discretion and shall be applied on a consistent basis with Buyer's policies with respect to its own pre-existing employees. Any accrued vacation by such employees may be taken by them after the Date of Closing on an unpaid basis (with respect to Buyer) and any payment for such vacation period shall remain Seller's obligation pursuant to Section 1.7(b) above.

    (g) Buyer may, at Buyer's expense, conduct any meeting or set up any interview with any of Seller's employees employed in the Division at or prior to the Closing which Buyer deems necessary in effecting the transactions contemplated in this Agreement.

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    Seller agrees to permit its employees to participate in such meetings with
    Buyer during normal business hours while continuing on the payroll of Seller and without any pay reduction on account of attendance at such meetings during Seller's normal business hours.

    (h) Seller agrees that as of the Closing Date, it shall pay or have arranged to pay to each of its employees employed in the Division all wages and salary amounts due or owing to such employees from Seller with respect to employment up to the Date of Closing, and at such time shall pay or arrange to pay to each such employee such additional amounts as may be necessary to fully compensate the employee for all other employment related benefits or entitlements owing or accrued by such employee through the Date of Closing. Notwithstanding the foregoing, Seller agrees that it shall not pay any severance (other than unpaid vacation pay and accrued cash bonuses) to Seller's employees who become employees of Buyer until the earlier of six months from the Date of Closing or their earlier termination by Buyer. Seller represents to Buyer that it is not under any obligation to pay such severance at an earlier date.

    (i) Seller hereby covenants and agrees that it shall be solely responsible for and shall pay any and all severance pay or other severance obligations attributable or owing to any employee of Seller terminated on or before the Date of Closing and shall have sole responsibility for direct pay or charge-backs by any governmental agency on account of unemployment compensation attributable thereto.

    (j) Seller hereby acknowledges the possible applicability of WARN to certain employees of Seller. In order to assure that all employees are provided the notice to which they may be entitled under the provisions of WARN or any applicable state or local laws, Seller agrees that it shall provide any requisite notice to all employees of the Division other than those located at the St. Croix Facility of any and all employment laws due to a plant closing or mass layoff resulting from actions taken by Seller prior to the Closing Date, whether or not the obligation for such notice is Buyer's or Seller's. Buyer does not contemplate hiring employees from Seller's Jacksonville, Florida plant (the "Jacksonville Facility"). Seller shall pay any and all fines, penalties, back pay, benefits and attorneys' fees determined to be owing by either Buyer or Seller due to any failure of Seller to comply with any applicable law pertaining to Seller's employees located at facilities other than the St. Croix Facility, including, without limitation, by failing to provide the required notice to any such employees of Seller suffering unemployment loss as a result of termination of employment on or prior to the Date of Closing.

    (k) Seller hereby covenants and agrees that it will be solely responsible to provide continuation of any and all health benefits required to be provided by Seller under the Consolidated Omnibus Reconciliation Act of 1985 (COBRA) and under applicable provisions of any state law for any employee or former employee of the Division, or any qualified beneficiary of any employee or former employee of the Division, regardless of

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    whether Buyer subsequently hires such employee or former employee.  Seller also covenants and agrees that it shall be solely responsible to provide continuation of any and all other benefits required to be continued for employees or former employees of the Division under applicable state or federal law, including without limitation, life insurance continuation under state law.

    1.8 PURCHASE OF QUALIFIED INVENTORY. As used herein, the term "Qualified Inventory" means all inventory of the Division held for sale in the normal course of business in quantities which Buyer and Seller reasonably determine would be inventoried by the Division as a going concern to assure its ability to meet its customers' requirements in the ordinary course of business within 180 days after the Date of Closing. The amount of Qualified Inventory will be jointly determined by the parties just prior to the Date of Closing and shall take into account the historical rate of usage of such items by Seller. Qualified Inventory shall fall into three categories: (i) raw paper stock ("Raw Stock"); (ii) semi-finished ("Semi-Finished Stock); and (iii) finished ("Finished Stock"). In determining whether inventory is or is not Qualified Inventory, Buyer and Seller shall act in a reasonable manner and shall be entitled to take into consideration whether it has been customized or ordered to meet a specific customer's requirements or standards and whether or not each customer still has the same standards or requirements. Within ten (10) days of the Date of Closing, all Qualified Inventory shall be allocated to one of the three foregoing categories and a cost for all Qualified Inventory for each category shall be determined as follows: the cost of raw stock shall equal the lesser of Seller's cost (net of rebates, special discounts and credits which Seller receives on such stock) or its current market price (the "Raw Cost"); the cost for all Semi-Finished Stock (the "Semi-Finished Cost") shall be computed based on Seller's cost thereof (including a reasonable allocation of Seller's production cost to such products, as agreed to in advance by the parties, and reflecting any rebates, special discounts and credits), and the cost for all Finished Stock shall be in an amount equal to 70% of the retail price thereof (the "Finished Cost"). Buyer agrees to purchase the Qualified Inventory in six equal monthly installments, commencing one month after the Date of Closing, with delivery to occur on an as needed basis, with final delivery to occur six months after the Date of Closing, provided that Seller has maintained the applicable Qualified Inventory in a merchantable condition. The purchase price shall be equal to the Raw Cost, Semi-Finished Cost or Finished Cost (as the case may be) applicable to the Qualified Inventory purchased. All Qualified Inventory shall be F.O.B. point of shipment.

    1.9 LEASE OF ST. CROIX FACILITY. On the Date of Closing, Seller and Buyer shall enter into a Lease in the form attached hereto as Exhibit 1.9, whereby Seller shall lease to Buyer the St. Croix Facility (the "St. Croix Lease").

                                      ARTICLE II
                       REPRESENTATIONS AND WARRANTIES OF SELLER

    Seller hereby represents and warrants that:

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    2.1  ORGANIZATION AND QUALIFICATION.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and is duly qualified as a foreign corporation under the laws of the State of Florida and has all necessary corporate power to own its properties and to operate its business as now owned and operated by it.

    2.2 ABSENCE OF SPECIFIC CHANGES. Since February 25, 1996, there have not been any:

    (a) transactions by the Division outside the ordinary course of business as conducted on that date;

    (b)  destruction, damage to or loss of any Asset;

    (c)  changes in accounting methods or practices;

    (d) sale or transfer of any Asset, except in the ordinary course of business;

    (e) amendment or termination (prior to its expiration date) of any contract, agreement or license entered into with, or entered into primarily with respect to the products of, the Division;

    (f)  mortgages, pledges or other encumbrances upon any Asset; or

    (g) labor trouble including but not limited to charges of unfair labor practices, grievances filed under any collective bargaining agreement, arbitration awards, side letters or any other written agreements which "interpret" or modify any of Seller's existing collective bargaining agreements, EEOC charges, state employment discrimination charges, OSHA compliance, wrongful discharge claims or other event or condition of any character which would materially affect the financial condition, business, Assets, or prospects of the Division;

    (h)  agreement by Seller to do any of the foregoing.

    2.3 TAXES. There are no tax liens on any Assets. No personal property tax nor any other tax is payable with respect to any of the Assets. Seller knows of no unpaid assessment for additional state, county, local, federal or foreign taxes for any fiscal year period ending on or before the Closing Date with respect to the Assets or the Division.

    2.4 TANGIBLE PERSONAL PROPERTY. The Assets to be conveyed by Seller to Buyer constitute all of the assets owned by Seller in operating the Division, except for the Excluded Assets. Except as stated in Section 2.4 of the Disclosure Statement, no tangible personal property used by Seller in connection with the Division's business is held under any lease, security agreement, conditional sales contract, or other title retention or security agreement, or is located other than in the possession of Seller at either the Jacksonville Facility, the St. Paul

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Facility, the Grey Fox Road Facility or delivered at Closing (with respect to certain back-up records of Seller). With the exception of the Excluded Assets and the property listed in Section 2.4 of the Disclosure Statement, the Assets constitute all the personal and real property necessary for producing the products produced by the Division as now operated.

    2.5 INTELLECTUAL PROPERTY RIGHTS. (a) All copyright, trademark or trade name registrations, patents and all applications pending thereon, which are owned by Seller and used primarily by the Division, and (b) all material trademark, trade name, copyright, patent or know-how licenses granted by or to the Seller with respect to the Division which Seller is authorized to assign, are being conveyed to Buyer hereunder and are set forth in Section 2.5 of the Disclosure Statement together with all registration, patent numbers or other identification information with respect thereto. To Seller's knowledge, Seller owns or possesses adequate rights to use all trademarks, trade names, copyrights, patents, know-how and other proprietary information used or held for use in connection with the Division's business as currently being conducted and the validity and the rights thereto of the Seller have not been questioned in any litigation to which the Seller or any affiliate is a party nor to Seller's knowledge is any such litigation threatened. With the exception of any art work or designs specified by a customer of the Division, as to which Seller makes no representation, in connection with the operation of the Division, Seller has not infringed and/or is not now infringing, on any of the copyrights or patents belonging to any other person, firm, or corporation.

    2.6 TITLE TO ASSETS. Seller has good and marketable title to the Assets, whether real, personal or mixed, tangible or intangible. The Assets are free and clear of liens and restrictions on or conditions to transfer or assignment, and free and clear of mortgages, liens, pledges, charges, encumbrances, conditions, restrictions, etc.

    2.7 CUSTOMERS AND SALES. A list of customers of the Division purchasing Restricted Products (as defined in Section 9.1 below), together with summaries of the sales of such products made to each such customer during 1995, has previously been delivered to Buyer (the "Customer List"). The Customer List is a true and accurate list of such information.

    2.8 NO REGULATORY VIOLATION. With respect to the operations of the Division, Seller has received no notice of any violation of any law, order, rule, regulation, writ, injunction or decree of any governmental authority or court, domestic or foreign, and, to the best of its knowledge, there are no such violations. In addition, the execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any such violation.

    2.9 PENDING LITIGATION. There is no suit, action, arbitration or legal, administrative or other proceeding or government investigation pending or, to the best knowledge of Seller, threatened against or affecting the operations of the Division or the Assets. Seller has no knowledge of any defects in any of the Division's products, which might result in the assertion of a claim and no such claim has been asserted.

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    2.10 AUTHORITY AND CONSENT.  Seller has the right, power, legal capacity and authority to enter into, and perform its obligations under this Agreement. All approvals and consents of any party necessary in connection with this transaction have been obtained by Seller. The execution and delivery of this Agreement by Seller has been duly authorized by Seller and constitutes a valid and binding agreement of Seller, enforceable in accordance with its terms.

    2.11 FINANCIAL STATEMENTS. Section 2.11 of the Disclosure Statement contains the unaudited profit and loss statements of the Division (including the subsidiary profit and loss statements for each of the locations of the Division) for the one year and three month periods ended December 31, 1995 and March 31, 1996, respectively (the "Financial Statements"). The Financial Statements contain a footnote explaining the handling of rebates, special discounts (each of which are not included in net sales) and credits (which are included in net sales) and the approximate percentage of net sales represented by the Restricted Products (as defined in Section 9.1 below). The Financial Statements fairly present the results of operations for the respective periods indicated.

    2.12 CONTRACT DOCUMENTS. All material agreements and contracts entered into with, or entered into primarily with respect to products of, the Division relating to products to be supplied to customers of the Division, service or maintenance agreements on the Assets, and warranties with respect to the Assets are scheduled and identified in Section 2.12 of the Disclosure Statement (collectively hereinafter referred to as "Contract Documents"). Copies of the Contract Documents shall be furnished by Seller to Buyer immediately upon its request.

    2.13 SUPPLIERS. All of the Division's suppliers or vendors have been provided by Seller to Buyer and Seller is not aware of any fact or circumstance that would inhibit or prohibit such suppliers or vendors continuing to supply Buyer on a similar ongoing basis subsequent to the Date of Closing.

    2.14 EMPLOYMENT MATTERS.

    (a) Seller has provided Buyer with a true and accurate list (the "Employee List") of the names of all the employees of the Division employed by Seller at its St. Croix Facility (including Forms Management employees employed at its Grey Fox Road Facility). The Employee List includes each employee's name, job position, rate of pay and length of service.

    (b) The Deluxe employee handbook entitled "Checking in with Deluxe", which has been previously delivered to Buyer, sets forth a description, with respect to the non-exempt employees of the Division, of all employment and consulting agreements, executive compensation plans, deferred compensation agreements, profit sharing plans, employee pension and other retirement plans, death benefit plans, sickness or disability plans, severance plans, educational assistance plans, employee stock options or stock purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments, whether or not legally binding,

                                          9
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    including without limitation fringe benefit programs or practices, holiday, vacation and other bonus practices, whether written or oral, and whether express or implied. Seller may omit from listing employee benefit plans not currently in effect; provided, however, that such omissions shall not relieve Seller from any past or future obligations arising from such former employees' benefits plans and further agrees to indemnify Buyer from any liability, as provided below, from such former employee benefit plans notwithstanding the omission of the description of such former employee benefit plan from Section 2.14(b) of the Disclosure Statement. All such employees are employed "at will" and their employment is terminable by Seller on 30 days' notice or less, without penalty or damages.

    (c) All employees and former employees of the Division will be paid by Seller under their respective employment agreements, if any, for the period up to and including the Date of Closing.

    2.15 ENVIRONMENTAL AND SAFETY LAWS. With respect to the Assets, the Division, the St. Croix Facility and the Jacksonville Facility, Seller is not in violation of any applicable federal, state or local statute, law or regulation relating to environmental matters or occupational health and safety matters, no expenditures are or will be, as of the Date of Closing, required in order to comply with any such statute, law or regulation relating to the Assets, the Division's business, the St. Croix Facility or the Jacksonville Facility. Neither Seller, nor any entity or person has, at any time, with respect to the Assets or the Division's business or the St. Croix Facility or Jacksonville Facility (i) "released," "discharged," or actively or passively consented to the "release," "discharge," or "threatened release" of any Hazardous Substance (as defined below); (ii) taken any action in "response" to a "release" in connection with the Assets, the Division's business or the St. Croix Facility or Jacksonville Facility; or (iii) failed to give notice of the "discharge" if required by applicable law; or (iv) otherwise engaged in any activity or omitted to take any action which could subject Seller or Buyer to claims for intentional or negligent torts, strict or absolute liability, either pursuant to statute or common law, in connection with Hazardous Substances located in or about the Assets or in connection with the Division's business, including the generating, transporting, treating, storage or manufacture of any Hazardous Substance. The terms set within quotation marks above shall have the meaning given to them in the Comprehensive Environmental Response and Liability Act, 42 U.S.C. Section 6901, et. seq., as amended by the Super Fund Amendments and Reauthorization Act of 1986 ("CERCLA"), or any other federal, state or local environmental law, including but not limited to the Minnesota Environmental Response and Liability Act, Minn.Stat. Section 115B ("MERLA") and the Minnesota Petroleum Tank Release Cleanup Act, Minn.Stat. Section 115C. "Hazardous Substances" means hazardous waste, urea formaldehyde, polychlorinated biphenyls, asbestos, petroleum, natural gas, radon, synthetic gas used for fuel or mixtures thereof, any materials related to any of the foregoing, and substances defined as "hazardous substances," "toxic substances," "hazardous waste," "pollutant," "contaminant," "source material," "special nuclear materials" and "by-product material" in CERCLA, the Resource Conservation Recovery Act as amended 2 U.S.C. Section 6901, et. seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et. seq., the Clean Water Act, 33 U.S.C. Section 1251, et. seq.,

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MERLA and all other local, state and governmental environmental laws or any regulations promulgated pursuant to any of the foregoing statutes.

    2.16 CORPORATE POWERS. Seller has the corporate power to own, lease or operate all properties and Assets owned, leased or operated by the Division, to carry on its business as now conducted, to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement.

    2.17 NO CONTRACTUAL VIOLATIONS. Neither the execution of this Agreement nor the performance of Seller's obligations pursuant hereto or the consummation of the transactions contemplated hereby, will conflict with, or result in a breach or violation of any of the terms or provisions of, or constitute, or with the passage of time or the giving of notice constitute, a default under any indenture, mortgage, deed of trust, voting trust agreement, loan agreement, bond debenture, note agreement or other evidence of indebtedness, lease, contract or other agreement or instrument to which Seller is a party, or by which Seller or any of the Assets is bound, or Seller's Articles of Incorporation or Bylaws.

    2.18 ADDITIONAL ST. CROIX LEASE REPRESENTATIONS. With respect to the St. Croix Lease:

    (a) There are no service agreements or other agreements between any other parties which relate to the operation of the St. Croix Facility that are not terminable on 30 days or less notice without penalty for termination.

    (b) Seller has received no notice or complaint threatened or otherwise from any governmental authority or insurance underwriter relating to the condition of or operations at either of the St. Croix Facility.

    (c) Any improvements constituting a part of the premises subject to the St. Croix Lease will be maintained in good condition up to the Closing Date.

    (d) To the best of its knowledge there are no existing proceedings nor any threatened proceedings against the St. Croix Facility, either administrative or judicial, on account of any alleged violation of any laws, any rules, regulations or order, and there is no litigation or condemnation proceeding pending, nor to the best of its knowledge, threatened, which would affect the St. Croix Facility or the use thereof by Buyer.

    (e) Seller has good and marketable title to the St. Croix Facility, free and clear of all liens, mortgages, charges and encumbrances.

    2.19 TOOLING. There is no material tooling used in connection with any products being produced on the Equipment or the packaging thereof.

    2.20 SELLER'S BUSINESS. Seller is not in the business of selling the type of property which is being sold pursuant to this Agreement; the Assets constitute substantially all of the assets of the Division; and the Division constitutes an identifiable segment of Seller's trade or business.

    2.21 PREPAID SERVICE AGREEMENTS. Seller has no prepaid service agreements with respect to any of the Equipment.

    2.22 FULL DISCLOSURE. None of the representations and warranties made by Seller, or made in the Exhibits to this Agreement, the Disclosure Statement or in any certificate or memorandum furnished or to be furnished pursuant to this Agreement, contains or will contain any untrue statement of a material fact. Wherever the terminology "to the best of Seller's knowledge" or similar phrases are used, such term refers to the actual knowledge of the officers of Seller involved in the operation of the Division and, if not officers, the senior management of the Division.

                                     ARTICLE III
                        BUYER'S REPRESENTATIONS AND WARRANTIES

    Buyer represents and warrants that:

    3.1 ORGANIZATION. Buyer is a corporation duly organized, existing and in good standing under the laws of the State of Minnesota. The execution and delivery of this Agreement and the consummation of the transaction by Buyer have been duly authorized and no further corporate authorization is necessary on the part of Buyer.

                                      ARTICLE IV
                         SELLER'S OBLIGATIONS BEFORE CLOSING

    Seller covenants that from the date of this Agreement until the Closing:

    4.1 BUYER'S ACCESS TO PREMISES AND INFORMATION. Buyer, its counsel, its accountants and other representatives shall have full access during normal business hours to all properties, accounts, records, contracts and documents of or relating primarily to the Division or as may be necessary to determine the accuracy of Seller's representations and warranties. Seller shall furnish or cause to be furnished to Buyer and its representatives all data and information concerning the business, finances and properties of the Division as Buyer shall reasonably request. Seller shall provide Buyer with copies of all of its Contract Documents and Trademark and Trade Name registrations within 15 days of the date hereof.

    4.2 CONDUCT OF BUSINESS IN NORMAL COURSE. Seller will carry on the business and activities of the Division diligently and in substantially the same manner as previously had been carried out and shall not make or institute any unusual or novel business practice which varies from the methods used by Seller as of the date of this Agreement.

    4.3 PRESERVATION OF BUSINESS AND RELATIONSHIPS. Seller will use its best efforts to preserve the Division's business intact and to preserve the present relationships with its customers, suppliers and employees. In the event that Buyer determines prior to the Date of Closing that the Division's business and relationships are in danger of deteriorating, the parties shall mutually agree to an accelerated closing.

    4.4 REPRESENTATIONS AND WARRANTIES AT CLOSING. All representations and warranties of Seller set forth in this Agreement and any written statements delivered to Buyer under this Agreement, including the Disclosure Statement, will be true and correct in all material respects as of the Date of Closing as if made on that date.

    4.5 EXCLUSIVE DEALINGS. Seller agrees that prior to the Date of Closing it shall not enter into or conduct any discussions, directly or indirectly, with any prospective purchaser, suitor or other entity interested in acquiring, merging with or consolidating with the Assets or the Division.

    4.6 PROMPT ACTION. It will promptly take all action contemplated by this Agreement necessary to complete the transactions contemplated by this Agreement.

    4.7 CONFIDENTIALITY. It will treat this Agreement, and the transactions contemplated hereby, as confidential, and will not issue any press release or otherwise provide any information regarding such transactions without the prior consent of Buyer.

                                      ARTICLE V
                          BUYER'S OBLIGATIONS BEFORE CLOSING

    5.1 COOPERATION IN SECURING CONSENTS OF THIRD PARTIES. Buyer will use its best efforts to assist Seller in obtaining the consent of any necessary third persons or agencies to the assignment and transfer to Buyer of any of the Assets to be assigned and transferred under the terms of this Agreement.

    5.2 PROMPT ACTION. It will promptly take all action contemplated by this Agreement necessary to complete the transactions contemplated by this Agreement.

    5.3 CONFIDENTIALITY. Subject to its rights under Article XII hereof, it will treat this Agreement, and the transactions contemplated hereby, as confidential, and will not issue any press release or otherwise provide any information regarding such transactions without the prior consent of Seller.

    5.4  [INTENTIONALLY BLANK]

                                      ARTICLE VI
                     CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE

    6.1  OBLIGATION TO PURCHASE.  The obligation of Buyer to purchase the
Assets and proceed pursuant to this Agreement are subject to the satisfaction at or before the Closing of all of the conditions set forth within this Agreement and within this Article. Buyer may waive any or all of these conditions in whole or in part without prior notice, provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any of the other rights or remedies, at law or in equity, if Seller shall be in default of any of the representations, warranties or covenants under this Agreement.

    6.2 ACCURACY OF REPRESENTATIONS. Except as otherwise permitted by this Agreement, all representations and warranties of Seller contained in this Agreement, or in any written statement delivered to Buyer under this Agreement, shall be true in all material respects on and as of the Date of Closing as though made at such time.

    6.3 PERFORMANCE OF SELLER. Seller shall have performed, satisfied and complied with all of the terms and conditions of this Agreement.

    6.4 NO ADVERSE CHANGE. During the period from the date of execution until the Date of Closing, there shall have been no material adverse change in the business of the Division.

    6.5 OPINION OF SELLER'S COUNSEL. Buyer shall have received from counsel to the Seller an opinion dated the Closing Date, in form and substance satisfactory to Buyer and its counsel, which opinion shall be in substantially the form attached hereto as Exhibit 6.5.

    6.6 ABSENCE OF LITIGATION. No action, suit or proceeding before any court or government body, pertaining to the transactions contemplated by this Agreement or the Assets, shall have been instituted or threatened on or before the Date of Closing.

    6.7 APPROVAL OF CONTRACT DOCUMENTS. On or before 15 days after receipt of the Contract Documents, Buyer shall notify Seller, which, if any, of the Contract Documents it elects to assume (the "Assumed Contract Documents"). Buyer shall only assume the Contract Documents set forth in the notice and all others shall remain Seller's obligation.

    6.8  [Intentionally blank]

    6.9  [Intentionally blank]

    6.10 DUE DILIGENCE REVIEW. Buyer having completed its due diligence on the Assets and having determined that all representations and warranties of Seller relative to the Assets and the Division are true and correct in all material respects.

    6.11 FEDERAL TRADE COMMISSION CLEARANCE. Buyer obtaining (if applicable) any necessary clearances or exceptions from the Federal Trade Commission (and any corresponding state agency) for the transactions contemplated by this Agreement. If it is determined that a filing is required under the Hart Scott Rodino Act, then the parties will timely complete their respective filings, at their own expense, or share the costs of a joint filing equally, as they shall mutually agree.

    6.12 [Intentionally blank]

    6.13 ENVIRONMENTAL MATTERS. Buyer having approved, which approval shall not be unreasonably withheld, the results of what is commonly referred to as a Phase I Environmental Assessment of the St. Croix Facility performed by an environmental engineer selected by Buyer and approved by Seller. The cost of conducting the Phase I Environmental Assessment shall be paid for by Buyer. Buyer and its environmental engineer shall be permitted reasonable access to the St. Croix Facility for the purpose of conducting such inspections as may be necessary in order to complete the Phase I Environmental Assessment. In the event that the Phase I Environmental Assessment discloses matters of concern which require testing that would fall within the scope of what is commonly referred to as a Phase II Environmental Assessment, Seller agrees to pay the cost of performing such tests and preparation of a Phase II Environmental Assessment and shall undertake and pay the cost of any remedial action recommended therein or required or recommended by any governmental agency. In the event that either of the Phase I or Phase II Environmental Assessments cannot be completed prior to the Closing Date, Buyer at its option may waive its/their completion prior to Closing, in which case they shall be completed as soon as practical after Closing. In the event that a Phase I or Phase II Environmental Assessment discloses the release or discharge of any Hazardous Substance upon the St. Croix Facility and Buyer elects, at its option, to waive the requirement that such matter be remediated prior to Closing (or after Closing, as the case may be), as between Seller and Buyer, Seller shall be irrebuttably presumed to be the sole party responsible for such release or discharge even though Buyer may subsequent to the Date of Closing use similar chemicals, Hazardous Substances or processes to those used by Seller prior to the Date of Closing and Seller hereby agrees to indemnify and hold harmless Buyer against loss or liability including attorneys' fees to third parties and governmental authorities arising out of such releases or discharges. In the event that Buyer requires that a Phase II Environmental Assessment be prepared, then Buyer must also approve, which approval shall not be unreasonably withheld, the results of the Phase II Environmental Assessment.

    6.14 NO CHANGE IN STATUS OR CONDITION OF ASSETS. There shall have been no material casualty or other material physical change in the condition of the Assets and no proceeding in condemnation shall be pending with respect to any of the Assets.

    6.15 CONSENTS. Seller having obtained the consents of any third parties necessary for consummation of this Agreement and the transactions contemplated hereby.

    6.16 [Intentionally blank]

    6.17 SELLER TRANSFERS OF EMPLOYEES. Except for the 12 employees with experience in Seller's DCOP press production operations specified in Section 5.4 above, Seller will discontinue transfers of employees from the St. Croix Facility.

    6.18 LICENSES. Seller and Buyer having obtained any required consents to assignments of any licenses by Seller to Buyer or with respect to Seller using any computer software for the benefit of Buyer.

                                     ARTICLE VII
                     CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE

    The obligations of Seller to sell the Assets under this Agreement are subject to the satisfaction, on or before the Date of Closing, of all of the following conditions:

    7.1 ACCURACY OF BUYER'S REPRESENTATIONS AND WARRANTIES. All representations and warranties of Buyer contained within this Agreement or in any written statement delivered by Buyer under this Agreement shall be true in all material respects on and as of the Date of Closing as though such representations and warranties were made on such date.

    7.2 BUYER'S PERFORMANCE. Buyer shall have performed and complied with all of the covenants and agreements and satisfied all conditions that it is required by this Agreement to perform, comply with or satisfy before the Date of Closing.

                                     ARTICLE VIII
                                     THE CLOSING

    8.1 TIME AND PLACE. The transfer of the Assets by Seller to Buyer (the "Closing") shall take place at the offices of Parsinen Bowman Kaplan & Levy P.A., 100 South Fifth Street, Suite 1100, Minneapolis, Minnesota 55402, at 10:00 a.m. local time on July 22, 1996, or at such other time and place as the parties shall agree (the "Closing Date" or the "Date of Closing").

    8.2 SELLER'S OBLIGATIONS AT CLOSING. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

    (a) A Bill of Sale together with such other instruments of assignment and transfer of all of the Assets, in a form acceptable to Buyer's counsel, which shall be free and clear of liens and encumbrances.

    (b)  Executed St. Croix Lease.

    (c) Appropriate assignments of all trademarks, service marks, copyrights, trade names, patents, applications for the foregoing and Assumed Contract Documents in form and substance acceptable to Buyer and its counsel.

    (d)  Original counterparts of all Assumed Contract Documents.

    (e) Such other agreements, contracts, certificates and/or exhibits as are required and/or contemplated pursuant to this Agreement.

    (f) An opinion of Seller's counsel dated the Date of Closing as provided for in Section 6.5.

    (g)  [Intentionally blank].

    (h) Any and all back-up records relating to the Division which are not kept at the St. Croix Facility, and any such records kept at the St. Croix Facility.

    (i)  A certified copy of the Disclosure Statement.

    8.3 BUYER'S OBLIGATION AT CLOSING. At the Closing, Buyer shall deliver to Seller the following instruments and documents against delivery of the items specified in Article 8.2:

    (a) A certified or bank cashier's check or wire transfer of federal funds to Seller's bank account in the amount of $9,200,000.

    (b) Certified copies of Buyer's Articles of Incorporation and Bylaws and resolutions of Buyer's Board of Directors in form satisfactory to counsel for Seller, authorizing the execution and performance of this Agreement and all actions to be taken by the Buyer hereunder.

    (c) Such other agreements, contracts, certificates and/or exhibits as are required and/or contemplated pursuant to this Agreement.

                                      ARTICLE IX
                                NON-COMPETE AGREEMENT

    9.1 NON-COMPETE AGREEMENT. As a condition to Buyer's obligations under this Agreement, for a period of four (4) years from the Date of Closing, Seller shall not manufacture any of the following products (except as specifically authorized in the next sentence): cash tickets, general ledger tickets, process control documents, teller receipts, IBM test documents, drive-up envelopes and any products listed in Section 9.1 of the Disclosure Statement (the "Restricted Products"); and, for a one (1) year period after the Date of Closing, all requests for information on those products will be referred to Buyer. Notwithstanding the foregoing, during the four (4) year period, Seller shall be permitted to (i) take orders on the Restricted Products, provided that it provides Buyer with a right of first refusal (the "Right of First Refusal," as described in the next three sentences) to produce such products on a sub-contract basis on behalf of Seller, (ii) continue to service customers as provided in Section 10.5 hereof, and (iii) market forms production software which may enable purchasers to produce Restricted Products. The

Right of First Refusal shall permit Buyer to fill an order for Restricted Products on the same terms and conditions as proposed by any other subcontractor. Seller shall submit a request for proposal to Buyer contemporaneously with any request to another subcontractor and shall furnish Buyer with the material terms and conditions, including pricing, of the other subcontractor's proposal. Buyer shall then have three days after receipt of the other subcontractor's proposal in which to exercise the Right of First Refusal by written notice to Seller.

    9.2 INJUNCTIVE RELIEF. Seller agrees that injunctive relief is an appropriate remedy for breach of any covenant contained in this Article. Such injunctive relief shall be in addition to and not in limitation of any monetary relief or other remedies or rights to which Buyer is or may be entitled to at law, in equity or under this Agreement.

                                      ARTICLE X
                          SELLER'S OBLIGATIONS AFTER CLOSING

    10.1 CUSTOMER CONCESSIONS. The parties acknowledge that Seller offers customers various price concessions in the form of discounts, rebates and free quantities of internal bank forms in connection with the purchasing programs of its customers ("Concessions"). In connection with sales of any of the Restricted Products on which Seller has granted a Concession to a customer which it desires Buyer to honor, Buyer shall sell said Restricted Products to such customer at the Concession price and bill Seller for the difference between Seller's customary price for such products (as specified in Seller's catalogue, or as discounted for volume) and the Concession price. Buyer shall invoice Seller for the value of such Concessions as they are shipped and such invoices shall be paid on a net 30 day basis. In connection with any such customers, Seller represents and warrants to Buyer that its pricing has been and will continue to be in compliance with all applicable non-discriminatory pricing requirements of 15 U.S.C. Section 13(a)-(f)(1988) (the "Robinson-Patman Act") and agrees to indemnify and hold Buyer harmless from and against claims arising out of asserted violations thereof with respect to the Concessions whether asserted by governmental entities or agencies, or by third parties, as provided in Section 10.10 below.

    10.2 INVOICING. For a period of up to one year following the Date of Closing, Seller shall assist Buyer with respect to invoicing of customers (including permitting Buyer to use Seller's invoicing system to the extent previously used by the Division, such customers' accounts receivable master files, cash receipts and summary billing not specifically transferred to Buyer pursuant to this Agreement) for Restricted Products, so that such customers will remain on the same schedule and under the same format as they have been using with Seller. For 90 days after the Date of Closing new customers may not be added to the invoicing system other than General Financial Supply, Inc. and after said 90 days new customers may be added, subject to the restrictions set forth in Section 10.3 below. Seller agrees to run its billing system in a manner which does not use any software of American Software, Inc. (one of Seller's software licensors which forbids Seller from using its software for any third party's benefit), and to indemnify and hold Buyer harmless from any claims arising from the breach of any software licensing agreement granted to Seller by American Software, Inc. Buyer shall pay fees for billing and receivable file maintenance, invoice printing, postage, CPU usage, and billing cost arising from 8100 to FOrMS migration at a price not greater than Seller charges its own divisions. The specific information to be contained on bills will be mutually agreed to by Seller and Buyer and designed to insure a smooth transition for invoicing of customers. In addition, Seller will assist Buyer in developing a method of producing an account receivable transaction file to enable Buyer to track accounts receivable, with transition to Buyer's billing to be accomplished as soon as practical after Closing. Sections 10.2 and 10.3 of the Disclosure Statement contain, among other things, further understandings of the parties with respect to these matters, including a provision that for a period of 90 days after the Date of Closing, Seller shall invoice to customers, in its name, all production with respect to Restricted Products and shall be responsible for payment of such invoices to Buyer in accordance with the schedule identified in Section 10.2 of the Disclosure Statement. Any uncollected accounts receivable remaining after the final payment from Seller to Buyer pursuant to the schedule identified in Section 10.2 of the Disclosure Statement shall be assigned to Buyer and, if subsequently thereto, Seller collects said receivables, it shall remit the same to Buyer.

    10.3 ACCESS TO CERTAIN OF SELLER'S SYSTEMS AND EQUIPMENT. For a period of one year from the Date of Closing, Seller shall permit Buyer reasonable use of its O.N.E. system as well as to Seller's mainframe for use in connection with the FOrMS software system being transferred hereby. Section 10.3 of the Disclosure Statement contains further understandings of the parties with respect to these matters, including certain of the specific services to be provided by Seller and the charges to Buyer therefor. Seller shall also provide reasonable personnel and assistance to Buyer in order for it to be able to access and use these systems, as well Seller's dedicated phone lines (subject to applicable usage charges) for use with the FOrMS software for such period of time. Specifically, Seller will allow customers currently using the O.N.E. system to continue to order by use of O.N.E., and agrees, at Buyers request, to add banks that are part of the First Bank System (FBS) to the O.N.E. system, and will continue to operate FOrMS on Seller's mainframe for the benefit of Buyer for order receipt, order assembly, pricing, migrating data from 8150s, and production of production and customer reports, for said one year period. Seller shall provide the required support to add FBS banks to the O.N.E. system. In addition, for a period of 90 days after the Date of Closing, Seller will continue to input manually generated invoices into its FOrMS management and accounts receivable systems so that said information is stored in the same place as other such information of the Division. Buyer will pay applicable mainframe and system usage charges computed in generally the same manner as previously charged by Seller to the Division, as outlined in Section 10.3 of the Disclosure Statement. Seller specifically agrees that for a period of 90 days after the Date of Closing, at Buyer's request, it will add FBS banks, General Financial Supply, Inc. (a wholly-owned subsidiary of Buyer) and any other customer of Buyer which is otherwise a customer of Seller to the FOrMS system data base and billing function. In addition during such 90 day period, Seller shall develop and implement, at Buyer's expense a customized Northstar billing system as provided for in Section 10.3 of the Disclosure Statement to be used up to the first anniversary of the Date of Closing. After the expiration of the 90 day period, Seller agrees to continue to add any customers to the separate data base and the billing function of Buyer on the FOrMS system.

    10.4 SELLER'S "DCOP" PRESSES. In addition to the foregoing, and conditioned on Buyer taking appropriate steps to ensure restricted access and confidentiality with respect thereto, Seller shall leave all of its "DCOP Presses" (the term DCOP Press shall include all necessary and ancillary equipment listed on Schedule D of Section 1.1 (i) of the Disclosure Statement) at the St. Croix Facility for a period of up to 270 days after the Date of Closing, and all of the DCOP Presses located at the Jacksonville Facility for a period of 60 days after the Date of Closing, for the production of Restricted Products. The DCOP Presses which are left on the premises of the St. Croix Facility shall be operated by Buyer's employees, with Buyer being responsible for customary daily preventive maintenance. For the first 90 days, Seller shall be responsible for all other costs associated therewith including repair, replacement and other maintenance and normal wear and tear. For the remaining 180 days Seller shall still be responsible for making repairs to the DCOPs, but Buyer shall pay Seller for the cost thereof. For the first 90 days after the Date of closing, there shall be no charge for use of the DCOPs. For the remaining 180 days, Buyer shall pay Seller a use fee of $2,400.00 per unit per each 30 day period monthly in advance. Buyer may cease using one or more of the DCOPs at anytime during said 180 days, upon notice thereof to Seller and thereupon the use fee shall terminate for such unit and the use fee for such thirty period shall be prorated on a per diem basis with the unamortized portion to be refunded to Buyer. Seller shall remove the DCOPs at its own expense when such use terminates. The DCOPs shall only be used for processing and manufacturing the Restricted Products and Requirements Products. At Buyer's option, it may continue its use of the DCOPs for an additional 90 days upon expiration of said 270 days, upon the same terms and conditions as during the 180 day period except that the use fee per unit per 30 day period shall be increased to $3,000.00.

    10.5 SELLER'S SALES PERSONNEL. For a period of six months following the Date of Closing, Seller shall cause its sales representatives and other sales personnel servicing customers who purchase Restricted Products to continue to service such customers on behalf of Buyer with respect to products produced on the Equipment (with customer service issues and the like) in the same manner as they were prior to the Date of Closing. It is the intent of this Section to ensure a smooth transition of Restricted Products customers from Seller to Buyer without a noticeable interruption in customer service.

    10.6 USE OF JACKSONVILLE FACILITY. For a period of sixty (60) days following the Date of Closing, Seller shall operate, for the account of Buyer, the Assets located at the Jacksonville Facility with employees of Seller located at the Jacksonville Facility and Buyer shall pay Seller (a) 135% of the hourly wage of these employees, including supervising employees (b) equipment repairs,
(c) telephone and (d) proportionate cafeteria expense.

    10.7 DELIVERY OF QUALIFIED INVENTORY. When and as requested by Buyer, Seller shall deliver such quantities of the Qualified Inventory which are not warehoused at the St. Croix or Grey Fox Road Facilities as Buyer may request from time to time; provided, however, that any Qualified Inventory remaining with Seller six months after the Date of closing shall be delivered to Buyer within 10 days of such date. In addition, Seller agrees to permit Buyer, without charge, to replenish and supplement inventory stored at the Grey Fox Road facility from time to time during said six month period.

    10.8 REQUIREMENTS AGREEMENT. Seller agrees, for a period of two years from the Date of Closing, to purchase its requirements of custom official checks and custom money orders (the "Requirements Products") from Buyer, pursuant to the terms and conditions of this Section. Seller's purchase price for the Requirements Products shall equal 65% of its retail price therefor. Seller agrees to adjust its retail prices for Requirements Products at least once every six months to reflect then-current market conditions for such products. Section
10.8 of the Disclosure Statement contains a categorization of the Requirements Products into the following four categories: (i) standard base stock; (ii) base stock unique to a particular financial institution; (iii) special litho; and
(iv) vendor produced checks. Buyer agrees to meet a five business day turn-around time for the products falling under categories (i) and (ii) and a ten business day turn-around time for products falling under categories (iii) and (iv). In connection with the manufacture of any of the Requirements Products for Seller, Buyer shall have the option to purchase its base stock requirements from Seller at Seller's cost, plus an allowance for Seller's direct production cost, including an overhead allocation but no profit.
Notwithstanding the above, Seller shall be permitted to manufacture up to an aggregate of 105% of Seller's annual volume (during the preceding 12 calendar months prior to the Date of Closing) of custom official checks produced out of its Chicago and Los Angeles facilities annually during the term of this Requirements Agreement. Subject to the previous sentence, Seller agrees not to manufacture any of the Requirements Products nor purchase them from any other source during this period.

    10.9 AUDIT OF DIVISION. Seller shall assist and cooperate with Buyer in obtaining an independent certified audit of the operations of the Division for the period commencing January 1, 1993 to the Date of Closing, or such lesser period as Buyer shall determine. Buyer shall pay the expenses associated with conducting the audit and Seller shall not be entitled to any additional consideration therefor.

    10.10 SELLER'S INDEMNITY. Seller agrees to indemnify, defend and hold harmless Buyer against and in respect to all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and attorney's fees that Buyer may incur or suffer which arise, result from, or relate to any breach of, or failure of Seller to perform any of its representations, warranties, covenants or agreements contained within this Agreement or on any schedule, certificate, exhibit or other instrument furnished or to be furnished by it under this Agreement and/or relating to the operation of the Division or the Assets prior to the Date of Closing. Seller's indemnification obligations under this Section 10.10 with respect to breach of representations and warranties only shall only become operative after, and to the extent that, the total amount of all claims for indemnification for breach of representations and warranties by Seller exceeds $60,000, except that claims resulting from the inaccuracy of any representation or warranty or a failure of any covenant contained in Sections 2.1, 2.3, 2.6 or
2.16 or arising under Article 4 or Section 10.2 shall not be subject to such limitation. Except with respect to (i) an indemnification claim arising from a willful and intentional fraudulent representation or warranty of Seller, (ii) a claim based upon the inaccuracy of a representation or warranty contained in Sections 2.1, 2.3, 2.6, or 2.16, or (iii) a claim as to which Buyer has provided notice to Seller prior to 24 months after the Date of Closing, Seller's indemnification obligation shall terminate 24 months after the Date of Closing.

    10.11 NOTICE OF INDEMNITY. Buyer shall promptly notify Seller of the existence of any claim, demand or other matter for which indemnification would apply under this Agreement including such indemnities included in other Articles hereof, and shall give Seller reasonable opportunity to defend the same in its own name with counsel of its selection; provided that Buyer shall, at all times, have the right to fully participate in the defense at its own expense. If Seller shall, within a reasonable time after notice, fail to defend, Buyer shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claims or other matters on behalf, for the account, and at the risk of Seller. If the claim is one that cannot be, by its nature, defended solely by Seller, then Buyer shall make available all information and assistance that Seller may reasonably request.

    10.12 EXTENSION. Buyer, at its option, may extend the one year period set forth in Section 10.2 above with respect to Seller assisting and providing invoicing services and/or in Section 10.3 above with respect to use of Seller's O.N.E. system and mainframe in connection with the FOrMS software for an additional period of ninety (90) days on the condition that Buyer acts in a reasonably diligent manner during the one year period to complete transfer of such systems and related software to its own facilities and systems, but is unable to complete same within said one year. Buyer shall notify Seller in writing if it exercises this option and with respect to which services, software or computer usage under Sections 10.2 and 10.3 on or before thirty (30) days prior to expiration of the one year. During such ninety (90) days, all fees and charges shall be computed and paid in the same manner as during the one year, but shall be charged at a rate equal to 125% thereof.

    10.13 TRANSITION MAINTENANCE SUPPORT. For a period of 90 days after the Date of Closing, to the extent that Seller has customized software or equipment and such services cannot reasonably be obtained from independent commercial sources, Seller shall provide to Buyer without charge technical and maintenance support with respect to plant operations including interpretation and use of operational and composition procedures and manuals. During the first 90 days after the Date of Closing, Seller shall at its expense and upon request of Buyer, transfer logos and title plate updates for all current customers of the former division to Buyer's Bloc F-3 software system on a continuous basis. For a period of 90 days after the Date of Closing, a digital file (to the extent such itmes have been digitized) of all negatives pertaining to current customers of the former division shall be provided and continuously updated by Seller for Buyer without charge.

    10.14 RELOCATING EQUIPMENT. The DCOP Presses in the Jacksonville Facility and the Assets in the Jacksonville Facility will be dismantled and shipped to their respective destinations at Seller's expense. The DCOP Presses will be set up at the St. Croix Facility at Seller's expense and the Assets will be set up at Buyer's expense.

    10.15 550 FILES. For the first 90 days after the Date of Closing, on a continuous basis and for the next 90 days on an as needed basis, Seller shall update 550 Files for Buyer for all current customers of the former division without charge.

                                      ARTICLE XI
                          BUYER'S OBLIGATIONS AFTER CLOSING

    11.1 CONFIDENTIALITY WITH RESPECT TO DCOP PRESSES AND SALES, PRICING, BILLING, CUSTOMER ORDERING AND ORDER PROCESSING INFORMATION. Buyer agrees to restrict its employees' access to the DCOP Presses and to Seller's sales, pricing, billing, customer, customer ordering and order processing information which shall be disclosed to Buyer as a result of the transition services provided to Buyer under Sections 10.2, 10.3 and 10.4 of this Agreement. It shall be a condition to Buyer's access to the DCOP Presses and Seller's invoicing and order processing systems that it obtain confidentiality/non-disclosure agreements from any employees who will have access to this equipment or information, and said confidentiality/non-disclosure agreements shall be in a form approved by and run in favor of Seller.

    11.2 PAYMENT FOR QUALIFIED INVENTORY. Buyer shall make the monthly payments for the Qualified Inventory as provided in Section 1.8 hereof.

    11.3 PAYMENT FOR USE OF SELLER'S EMPLOYEES. On a monthly basis, against an accounting thereof, Buyer shall pay Seller for the use of its employees as provided in Sections 10.4 and 10.6 hereof.

    11.4 SELLER'S TRADEMARKS. Subject to the last sentence in this Section, following the Closing Date, Buyer shall not use the following trademarks, trade names or logos of Seller "Deluxe," "Deluxe Financial Forms," or "Deluxe Internal Bank Forms" (the "Deluxe Marks") in the conduct of Buyer's business. The foregoing shall prohibit the use of the Deluxe Marks (i) in Buyer's trade name,
(ii) in any intellectual properties of Buyer, and (iii) on any and all business forms, literature, advertising, product labeling or other material used in Buyer's business. Notwithstanding the foregoing, Buyer shall be permitted to use the designation "formerly a division of Deluxe..." in connection with the business of the Division in any of the respects listed above for a period of 12 months after the Date of Closing in order to ensure a smooth transition of the business of the Division.

    11.5 BUYER'S INDEMNITY. Buyer shall indemnify, defend and hold harmless Seller against and respect of all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and attorney's fees that it may incur or suffer which arise, result from, or relate to any breach of, or failure of Buyer to perform any of its representations, warranties, covenants or agreements contained within this Agreement or on any schedule, certificate, exhibit or other instrument furnished or to be furnished by Buyer under this Agreement and/or relating to the operation of Buyer's business after the Date of Closing. Buyer's indemnification obligations under this Section 11.5 with respect to breach of representations and warranties only shall only become operative after, and to the extent that, the total amount of all claims for indemnification for breach of representations and warranties by Buyer exceeds $60,000, except that claims resulting from the inaccuracy of any representation or warranty or a failure of any covenant contained in Articles 3 or 5 shall not be subject to such limitation. Except with respect to (i) an indemnification claim arising from a willful and intentional fraudulent representation or warranty of Buyer, or (ii) a claim based upon the inaccuracy of a representation or warranty contained in Section 3.1, or (iii) a claim as to which Buyer has provided notice to Seller prior to 24 months after the Date of Closing, Buyer's indemnification obligation shall terminate 24 months after the Date of Closing.

    11.6 NOTICE OF INDEMNITY. Seller shall promptly notify Buyer of the existence of any claim, demand or other matter for which indemnification would apply, and shall give Buyer reasonable opportunity to defend the same in its own name with counsel of its selection; provided that Seller shall, at all times, have the right to fully participate in the defense at its own expense. If Buyer shall, within a reasonable time after notice, fail to defend, Seller shall have the right, but not the obligation, to undertake the defense of, and to compromise or settle (exercising reasonable business judgment) the claims or other matters on behalf, for the account, at the risk of Buyer. If the claim is one that cannot be, by its nature, defended solely by Buyer, then Seller shall make available all information and assistance that Buyer may reasonably request.

                                     ARTICLE XII
                                      PUBLICITY

    12.1 CONFIDENTIALITY. Each party agrees not to make any public disclosure of the transaction contemplated by this Agreement without the advance consent of the other. Notwithstanding the foregoing, Buyer shall be permitted to publicly disclose the transactions contemplated by this Agreement in order to comply with its obligations as a public company, but agrees to use its best efforts to inform Seller in advance of same and seek its approval of the substance of the disclosure.

    12.2 PUBLIC ANNOUNCEMENTS. All notices to third parties and all other public announcements concerning the transaction contemplated by this Agreement shall be planned jointly by Buyer and Seller. Subject to its obligations as a public company, Buyer shall use its best efforts to obtain Seller's advance review and approval of all such notices.

                                     ARTICLE XIII
                                        COSTS

    13.1 FINDERS AND BROKERS FEES. Each of the parties represents and warrants that he or it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement (except for Enterprise Investments, Inc., the "Broker," who's commission shall be the sole responsibility of Seller) and, insofar as each party is aware, no broker other than the Broker or other person is entitled nor is any broker or other person claiming any commission or finder's fees in connection with this transaction.

    13.2 EXPENSES. Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

                                     ARTICLE XIV
                                       REMEDIES

    14.1 SPECIFIC PERFORMANCE. Each party's obligation under this Agreement is unique. If any party shall default in its obligations under this Agreement, the parties each acknowledge that it would be extremely impractical to measure the resulting damages; accordingly, the non-defaulting party, in addition to any other available rights or remedies, shall have the right to obtain, in a court of competent jurisdiction, specific performance of this Agreement.

    14.2 WAIVER OF RESCISSION RIGHTS. Notwithstanding any breach or default by any of the parties of any of their respective representations, warranties, covenants or agreements under this Agreement, if the purchase and sale contemplated hereby shall be consummated at the Closing, each of the parties waives any rights that it may have to rescind this Agreement or the transactions contemplated hereby; provided, however, this waiver shall not affect any other rights or remedies available to the parties under this Agreement or under applicable law.

    14.3 ARBITRATION. All controversies and claims arising out of or under this Agreement shall be settled by arbitration, except a party's right to equitable relief. The arbitration shall be conducted in Minneapolis, Minnesota, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA"). In any such arbitration the parties shall be entitled to full discovery to the extent permitted in proceedings brought in the trial courts of general jurisdiction in Minnesota. The arbitration proceeding shall be deemed commenced when a party submits its request for arbitration of the dispute to AAA.

    14.4 RECOVERY OF LITIGATION COSTS. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

    14.5 DEFAULTS PERMITTING TERMINATION. If either Buyer or Seller materially defaults in the due and timely performance of any of its respective warranties, covenants or agreements under this Agreement, the non-defaulting party or parties may not later than five days prior to the Closing Date, give notice of termination of this Agreement (unless the default shall occur after such date, in which case the notice shall be furnished as soon as practicable thereafter), in the manner provided in Section 15.6. The notice shall specify with particularity the default or defaults on which the notice is based. The termination shall be effective on the Closing Date, unless the specified default or defaults have been cured on or before the Closing Date.

                                      ARTICLE XV
                                    MISCELLANEOUS

    15.1 EFFECT OF HEADINGS. The subject headings of the paragraphs and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

    15.2 ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties and their agents and representatives. No supplement, modification or amendment of this agreement shall be binding unless executed in writing by both parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

    15.3 COUNTERPARTS. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    15.4 PARTIES IN INTEREST. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over against any party to this Agreement.

    15.5 SURVIVAL OF REPRESENTATIONS. The closing of this transaction will not extinguish any of the representations, warranties, covenants, indemnities and/or agreements of the parties contained in this Agreement, or in any instrument, certificate, opinion or other writing provided for herein.

    15.6 NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the second day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:


         To Seller at:       Deluxe Corporation
                             1080 West County Road F
                             Shoreview, MN 55126
                             Attention: Charles Feltz

         With copy to:       Stephen L. Peterson
                             Deluxe Corporation
                             3680 Victoria Street North
                             Shoreview, MN  55126

         To Buyer at:        Northstar Computer Forms, Inc.
                             7130 Northland Circle North
                             Brooklyn Park, MN 55428

         With copy to:       John C. Levy, Esq.
                             Parsinen Bowman Kaplan & Levy P.A.
                             100 South Fifth Street
                             Suite 1100
                             Minneapolis, MN 55402

Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

    16.7 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the substantive laws of the State of Minnesota.

    IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

                                       BUYER:

                                       NORTHSTAR COMPUTER FORMS, INC.,
                                       a Minnesota corporation


                                       By: /s/ Roger Bredesen
                                          -----------------------------------
                                          Its: Chairman CEO
                                              -------------------------------


                                       SELLER:

                                       DELUXE CORPORATION,
                                       a Minnesota corporation


                                       By: /s/ Guy C. Feltz
                                          -----------------------------------
                                          Its: Vice President - GM
                                              -------------------------------


                                       By: /s/ Stephen L. Peterson
                                          -----------------------------------
                                          Its: Vice President
                                              -------------------------------

                EXHIBIT 1.6 TO AGREEMENT OF PURCHASE AND SALE OF ASSETS

                         ASSIGNMENT AND ASSUMPTION AGREEMENT


    THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is entered into effective as of the 23rd day of July, 1996 by and between DELUXE CORPORATION, a Minnesota corporation (hereinafter referred as to "Seller") and NORTHSTAR COMPUTER FORMS, INC., a Minnesota corporation (hereinafter referred to as "Buyer").

                                      WITNESSETH

    WHEREAS, Seller and Buyer have entered into that certain Agreement of Purchase and Sale of Assets dated of even date herewith, whereby Seller has agreed to sell and Buyer has agreed to purchase certain Assets, as more fully defined therein, located at or used in connection with Seller's Financial Forms Division (the "Purchase Agreement" and all undefined terms used herein shall have the meaning given them in the Purchase Agreement);

    WHEREAS, pursuant to Sections 1.6 and 6.7 of the Purchase Agreement, Buyer has decided to acquire all of Seller's rights and assume all of Seller's liabilities under the Contract Documents, which are described on EXHIBIT A attached hereto (the "Assumed Contract Documents"), as of July 22, 1996 (the "Closing Date"); and

    WHEREAS, Section 1.6 of the Purchase Agreement provides that Seller and Buyer enter into a formal Assignment and Assumption Agreement, whereby Seller assigns to Buyer its interest in the Assumed Contract Documents as of the Closing Date and Buyer agrees to perform all of Seller's obligations thereunder from and after the Closing Date and the parties desire to set forth their agreements with respect thereto.

    NOW, THEREFORE, the Seller and Buyer hereby mutually agree as follows:

    1. Effective on the Closing Date, Seller does hereby assign to Buyer all of its right, title and interest in the Assumed Contract Documents, except that
(i) Seller shall retain all rights and obligations with respect to all non-Restricted Products contemplated by the Assumed Contract Documents and Buyer shall have no obligations therefor and (ii) Seller shall remain liable to Buyer for any customer rebates on Restricted Products previously supplied by Seller pursuant to the Assumed Contract Documents. With respect to Assumed Contract Documents listed on Exhibit "B" ("Forms Purchase Agreements") that provide for discounts which are not market based volume discounts, by reason of their inclusion as an Assumed Contract Document, the parties hereby have agreed to treat such discounts as a Concession under Section 10.1 of the Purchase Agreement and such discount will be honored by Buyer with respect to Forms Purchase Agreements that provide for customer credits based upon purchases of checks from Seller that may only be taken against Restricted Products, as defined in the Purchase Agreement, by reason of their inclusion as an Assumed Contract Document, the parties hereby have agreed to treat such credits as Concessions under Section 10.1 of the Purchase Agreement and such credits will be honored by Buyer. With respect to Forms Purchase Agreements that provide for customer credits based upon purchase of checks from Seller that may be taken against any present or past products of Seller including the Restricted Products, Seller may advise the customer that it no longer produces the Restricted Products and the credits should be applied elsewhere, but that if the customer insists on taking them against the Restricted Products, the credits shall be treated as Concessions as provided in Section 10.1 of the Purchase Agreement and Buyer shall honor the credits. Forms Purchase Agreements shall only give rise to Concessions if such Forms Purchase Agreement is in effect on the date of this Agreement; and, such discounts and such credits shall only give rise to Concessions until the earliest date that the contract may be terminated by any party. Seller shall remain liable for the performance of any of its obligations which accrue under the Contract Documents prior to the Closing Date and hereby indemnifies and holds harmless Buyer against any loss or liability arising out of its failure to perform and discharge each of such obligations, including, but not limited to, attorneys' fees.

    2. As of the Closing Date, Buyer hereby assumes all of Seller's obligations under each of the Assumed Contract Documents, which shall accrue from and after the Closing Date. Buyer hereby indemnifies and holds harmless Seller against any loss or liability arising out of Buyer's failure to perform and discharge each of such obligations including, but not limited to, attorneys' fees.

    3. This Agreement shall be construed in accordance with the laws of the State of Minnesota. If a party shall bring legal action to enforce its respective rights hereunder, the prevailing party in such action shall also be permitted to recover attorneys' fees and costs incurred in connection therewith.


    4. Each of the parties shall be permitted to furnish a copy of this Agreement to any third party, which is also a party to an Assumed Contract Document.

    IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

                   SELLER:

                   DELUXE CORPORATION
                   a Minnesota corporation


                   By:
                      --------------------------------------------------------

                        Its:
                            --------------------------------------------------

                   By:
                      --------------------------------------------------------

                        Its:
                            --------------------------------------------------

                   BUYER:

                   NORTHSTAR COMPUTER FORMS, INC.
                   a Minnesota corporation


                   By:
                      --------------------------------------------------------

                        Its:
                            --------------------------------------------------

              EXHIBIT 1.9 TO AGREEMENT OF PURCHASE AND SALE OF ASSETS

                                        LEASE


    THIS LEASE, made this 22nd day of July, 1996, between DELUXE CORPORATION, a Minnesota corporation, (hereinafter designated as "Landlord") and NORTHSTAR COMPUTER FORMS, INC., a Minnesota corporation, (hereinafter designated "Tenant");

    WITNESSETH:

    ARTICLE 1 - PREMISES AND TERM. The Landlord, in consideration of the rental herein agreed to be paid by the Tenant and the other conditions, agreements and stipulations of the Tenant herein expressed and agreed to be kept and performed by the Tenant, does hereby demise and lease unto the Tenant the building containing approximately 40,000 square feet situated in the City of St. Paul, County of Ramsey, State of Minnesota, located at 2341 St. Croix Street, Roseville, MN 55113, together with parking areas, sidewalks and yard areas adjacent thereto, all legally described in the attached Exhibit A hereinafter referred to as the "leased premises".

    TO HAVE AND TO HOLD the leased premises and appurtenances for a term commencing July 22, 1996, and shall continue for a period of One (1) year and nine (9) days unless sooner terminated, as hereinafter provided until July 31, 1997. Tenant shall have the option to extend the term for an additional six (6) calendar months on the same terms and conditions, which option must be exercised by written notice given by Tenant to Landlord not less than ninety (90) days prior to expiration of the initial term.

    ARTICLE 2 - RENT. Landlord reserves and Tenant covenants to pay to Landlord, without demand, at its office, or at such other place as Landlord may, from time to time, designate in writing, a gross rent of Two Hundred Thousand Dollars ($280,000.00) for the term payable in monthly installments of $23,333.33 per month on the first day of each and every calendar month in advance during the year of the term. Partial months shall be pro-rated.

    ARTICLE 3 - BUSINESS USE. The leased premises shall be used and occupied by Tenant for operation as a printing facility or for any other legal purpose.

    ARTICLE 4 - CERTIFICATION THAT LEASE IS IN FULL FORCE AND EFFECT. For the purposes of mortgaging the leased premises or for the sale of the leased premises, Tenant shall, at any time, on fifteen (15) days' prior written notice by Landlord, execute, acknowledge, and deliver to Landlord a written statement certifying that this Lease continues unmodified and is in full force and effect (or if there have been modifications, that this Lease continues in full force and effect as modified and stating the modifications), and the dates to which the rent and the additional rent have been paid, and stating whether Tenant is in default in performing any covenant to this Lease, and, should Tenant be in default, specifying each and every such default.

    ARTICLE 5 - CARE OF PREMISES. Tenant shall, at its expense, keep the leased premises used by it and all of Tenant's leasehold improvements used by it in a clean, safe and sanitary and a good and reasonable condition.

    ARTICLE 6 - REPAIRS. Tenant shall at all times keep the interior non-structural components of leased premises and all of Tenant's leasehold improvements in a good state of repair subject to ordinary wear. Landlord shall be responsible for maintenance, repair or replacement of exterior walls and entrances, all glass, and window moldings, parking areas, striping, seal-coating thereof and the surface thereof, floors, lighting, heating and plumbing fixtures, utility lines, roof, heating and air conditioning systems any of which are located in or about the leased premises in good order and condition. Structural portions of the building shall be the responsibility of Landlord.
For purposes of this Article, structural portions of the building shall include the outer walls, roof, foundation and supporting members of the building structure of which the leased premises constitute a part. If the exterior walls entrances, glass, window moldings, parking areas, striping, seal coating (or the surface thereof), floors, lighting, plumbing fixtures, utility lines, roof, heating or air conditioning systems located in or about the leased premises fall into a state of disrepair or become damaged or destroyed through the negligence, carelessness or misuse of Tenant or its agents or employees, the cost of the necessary maintenance, repair or replacement shall be the responsibility of Tenant.

    ARTICLE 7 - SIGNS. The Tenant may erect, place or display or allow to be erected, placed, or displayed any lettering, sign, advertisement, awning, or other projection in or on the leased property or in or on the building of which it forms a part without the Landlord's consent.

    At the end of the term of this Lease or of any renewal thereof, the Tenant shall remove its signs at its own expense and repair any damage to the demised premises resulting from the erection, maintenance, or removal of its sign.

    ARTICLE 8 - ALTERATIONS, INSTALLATIONS, FIXTURES. Except as hereinafter provided, Tenant shall not make any alterations in or additions to the leased premises which exceed $50,000.00 in costs without the written consent of Landlord and alterations or additions under $50,000.00 may be made without the consent of the Landlord. If alterations become necessary because of the application of laws or ordinances or of the directions, rules or regulations of any regulatory body, Landlord shall make such alterations at its own cost and expense. At the expiration or sooner termination of this Lease, Tenant, at the option of the Landlord, shall return the premises to their original condition, subject to normal wear and tear. Title to any and all such leasehold improvements, alterations, installations or additions shall revert to Landlord upon expiration or sooner termination of this Lease at Landlord's option at Tenant's option.

    ARTICLE 9 - COVENANTS TO HOLD HARMLESS. Unless the liability for damage or loss is caused by intentional acts or the negligence of Landlord, its agents or employees, Landlord shall be held harmless by Tenant from any liability for damages to any person or property in or upon the leased premises, including the person and property of Tenant and its employees and all persons in the building at its or their invitation. All property kept, stored or maintained in the leased premises shall be so kept, stored or maintained at the sole risk of Tenant. Tenant agrees to pay all sums of money in respect of any labor, services, materials, supplies, or equipment furnished or alleged to have been furnished to Tenant in or about the leased premises, and not furnished on order of Landlord, which may be secured by any Mechanic's, Materialmen's or other lien against the leased premises or the Landlord's interest therein and will cause each such lien to be discharged at the time performance of any obligation secured thereby matures. Landlord shall have the right to post and maintain on the leased premises, notice of non-responsibility under the laws of Minnesota. Tenant shall have the reasonable right to protest any such Mechanic's, Materialmen's or other such lien through appropriate legal proceedings provided Tenant shall provide Landlord a bond or other evidence satisfactory to Landlord evidencing Tenant's ability to pay such lien even if so contested.

    ARTICLE 10 - ASSIGNMENT OR SUBLETTING. Tenant may not sell, assign, mortgage, pledge, sublease, or transfer this Lease or any estate or interest thereunder without the previous written consent of Landlord in each instance.

    Landlord's right to assign this Lease is and shall remain unqualified.

    ARTICLE 11 - UTILITY SERVICE. Gas, Water, and Electricity. Landlord agrees to cause mains, conduits, and other facilities to be provided to the property lines and to supply gas, water, electricity and sanitary sewer to the property lines. Tenant shall pay, when billed, for all water, gas and electricity or other utility services used in the leased premises.

    ARTICLE 12 - EMINENT DOMAIN. In the event of any eminent domain or condemnation proceeding commenced by the filing of a petition in respect to the leased premises during the term hereof, the following provisions shall apply:

    (a) TOTAL CONDEMNATION OF LEASED PREMISES. If the whole of the leased premises shall be acquired or condemned by eminent domain for any public or quasi-public use or purpose, then the term of this Lease shall cease and terminate as of the date possession shall be taken in such proceeding and all rentals shall be paid up to that date and Tenant shall have no claim against Landlord nor the condemning authority for the value of any unexpired term of this Lease.

    (b) PARTIAL CONDEMNATION. If any part of the leased premises shall be acquired or condemned as aforesaid, and in the event that such partial taking or condemnation shall render the leased premises substantially unsuitable for the business of the Tenant in the reasonable opinion of Tenant, then the term of this Lease shall cease and terminate as of the date possession shall be taken in such proceeding. Tenant shall have a claim against Landlord or the condemning authority for the value of any unexpired term of this Lease and rent shall be adjusted to the date of such termination. In the event of a partial taking or condemnation which is not extensive enough to render the premises unsuitable for the business of the Tenant in the reasonable opinion of the Tenant and Landlord, then Landlord shall promptly restore the leased premises so as to constitute the remaining premises a complete architectural unit, and this Lease shall continue in full force and effect with a proportionate abatement of rent based on the portion of the leased premises taken. The rent shall also abate during restoration as to the portion of the leased premises rendered untenantable.

    (c) TENANT'S DAMAGES. Tenant shall have the further right to claim and recover from the condemning authority such compensation as may be separately awarded or recoverable by Tenant in Tenant's own right on account of any cost or loss to which Tenant might be put in removing and relocating Tenant's inventory, merchandise, equipment and personal property.

    (d) LANDLORD'S DAMAGES. In the event Landlord seeks any recovery from the condemning authority, Tenant shall provide reasonable cooperation to Landlord in such pursuit, provided such action shall not be detrimental to Tenant's own claim for damages.

    ARTICLE 13 - DAMAGE.

    (a) PARTIAL OR TOTAL DESTRUCTION. In case the leased premises shall be partially or totally destroyed by fire or other casualty insurable under full standard fire and extended coverage insurance so as to become partially or totally untenantable, the same, unless either party shall elect to terminate this Lease as provided for in subparagraph (b) below, shall be repaired as speedily as possible at the cost of Landlord and a portion of the rent based upon the amount of the leased premises rendered untenantable shall be abated until so repaired.

    (b) In the event the leased premises shall be substantially destroyed due to a cause which is not insurable under such insurance, either party may elect, within ten (10) days of such event by sending written notice thereof, to terminate this Lease. In the event that such partial or total destruction shall be to the extent that (i) the cost of repair is reasonably estimated to exceed thirty-five (35%) percent of the replacement cost of the building and improvements, or (ii) the reasonably estimated time period for repair will exceed three (3) months or will extend beyond the expiration date of the Lease term, as extended by an exercise of the renewal option, either party may elect to terminate this Lease within ten (10) days of such event by sending written notice thereof to the other. Upon such termination, the parties shall remain liable for their obligations which accrued prior to the termination. Such termination shall be retroactive to the date of casualty, but Tenant shall be permitted reasonable opportunity post termination to remove its property.

    (c)  FIRE INSURANCE PROVISION.

         (1) Landlord hereby waives and releases all claims, liabilities and causes of action against Tenant and its agents, servants and employees for loss or damage to, or destruction of, the leased premises or buildings and other improvements situated on the property resulting from fire, explosion or the other perils included in standard extended coverage insurance, whether caused by the negligence of any of said persons or otherwise. Likewise, Tenant hereby waives and releases all claims, liabilities and causes of action against Landlord and its agents, servants and employees or other tenants in the building for loss or damage to, or destruction of, any of the improvements, fixtures, equipment, supplies, merchandise and other property, whether that of Tenant or of others in, upon or about the leased premises or the buildings or improvements of which the leased premises are a part resulting from fire, explosion or the other perils included in standard extended coverage insurance, whether caused by the negligence of any of said persons or otherwise.

         (2) Landlord will keep in force a standard form of Fire and Extended Coverage Insurance with replacement cost endorsement in the event of damage or destruction of the building and including public liability insurance of the Landlord with respect to the leased premises with limits of $500,000 for injury or death to any one person, $1,000,000 for injury or death to more than one person, and $500,000 with respect to damage to property. The Tenant shall not pay any of the annual cost of such insurance premiums. Tenant shall have sole responsibility to insure its leasehold improvements, trade fixtures, fixtures, furnishings, inventory, personal property and equipment.

    ARTICLE 14 - SURRENDER. On the last day of the term demised or on the sooner termination thereof, Tenant shall peaceably surrender the leased premises in good order and condition, casualty loss only excepted. On or before the last day of the term or the sooner termination thereof, Tenant shall, at its expense, remove its trade fixtures, personal property and equipment and signs from the leased premises and any property not removed shall be deemed abandoned. Any damage caused by Tenant in the removal of such items shall be repaired by and at Tenant's expense. All alterations, additions, improvements and fixtures (other than Tenant's trade fixtures and equipment) which shall have been made or installed by either Landlord or Tenant upon the leased premises and all flooring shall remain upon and be surrendered with the leased premises as a part thereof, without disturbance, molestation or injury, and without charge, at the expiration or termination of this Lease.

    ARTICLE 15 - DEFAULT OF TENANT AND REMEDIES.

    (a) RIGHT TO RE-ENTER. In the event of any failure of Tenant to pay any rental within five (5) days written notice after the same shall be due, or any failure to perform any other of the terms, conditions or covenants of this Lease to be observed or performed by Tenant for more than thirty (30) days after written notice of such other default shall have been given to Tenant, (or in the event such other default cannot reasonably be cured within thirty (30) days and Tenant commences to cure and diligently pursue a course of action to so cure and continue towards completion then for a reasonable period of time thereafter, or if an agent of Tenant shall substantially falsify any report required to be furnished to Landlord pursuant to the terms of this Lease, or if Tenant or any guarantor of this Lease shall become bankrupt or insolvent, or file any debtor proceedings or take or have against Tenant or any guarantor of this Lease in any court pursuant to any statute either of the United States or of any state a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of Tenant's or any such guarantor's property, or if Tenant or any such guarantor makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement, or suffer this Lease to be taken under any writ of execution, then Landlord, besides other rights or remedies it may have, shall have the immediate right of re-entry and may remove all persons and property from the leased premises in accordance with applicable law.

    (b) RIGHT TO RELET. Should Landlord elect to re-enter, as herein provided, or should it take possession, it may either terminate this Lease or make such reasonable alterations and repairs at Tenant's expense as may be necessary in order to relet the premises, and relet said premises or any part thereof upon reasonable terms and conditions and Landlord shall use its best efforts to mediate Tenant's damages.

    (c) LEGAL AND OTHER EXPENSES. In case suit shall be brought because of the breach of any covenant herein contained on the part of Tenant or Landlord to be kept or performed, and a breach shall be established, or a party shall successfully defend against an alleged breach, the party so breaching or unsuccessfully defending against an alleged breach shall pay to the party establishing the breach or successfully defending against an alleged breach, all expenses incurred therefor, including a reasonable attorney's fee and costs and any court having jurisdiction over the matter shall fix and order payment of same. The parties hereto waive any right to a trial by a jury to the maximum extent waivable.

    ARTICLE 16 - GENERAL. This Lease does not create the relationship of principal and agent or of partnership or of joint venture or of any association between Landlord and Tenant, the sole relationship between Landlord and Tenant being that of Landlord and Tenant. No waiver of any default by a party hereunder shall be implied from any omission by the other party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated. The marginal or topical headings of the several articles, paragraphs and clauses are for convenience only and do not define, limit or construe the contents of such articles, paragraphs or clauses. All preliminary negotiations are merged into and incorporated in the Lease. The laws of the State of Minnesota shall govern the validity, performance and enforcement of the Lease. This paragraph likewise applies in favor of the Tenant to the same extent as if it had been retyped with the applicable terminology reversed.

    (a) ENTIRE AGREEMENT. This Lease and the Exhibits attached hereto and forming a part hereof, set forth all the covenants, promises, agreements, conditions and understandings between Landlord and Tenant concerning the leased premises and there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than are herein set forth. Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.

    (b) PARTIAL INVALIDITY. If any term, covenant or condition of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Lease shall be valid and be enforced to the fullest extent permitted by law.

    ARTICLE 17 - HOLDING OVER. In the event Tenant remains in possession of the premises herein leased after the expiration of this Lease and without the execution of a new lease, it shall be deemed to be occupying said premises as a tenant from month-to-month, subject to all the conditions, provisions and obligations of the Lease insofar as the same can be applicable to a month-to-month tenancy.

    ARTICLE 18 - QUIET ENJOYMENT. Landlord covenants and agrees with Tenant and upon Tenant paying the rent and performing all of the terms and conditions on Tenant's part to be observed and performed, Tenant may peaceably and quietly enjoy the premises hereby leased for the business uses permitted hereunder, subject, nevertheless, to the terms and conditions of this Lease.

    ARTICLE 19 - REAL ESTATE TAXES. Landlord shall pay all of the real estate taxes and installments of assessments (including interest thereon) attributable to the land and building of the leased premises, including the parking area and any and all charges or fees imposed by any City County or State, whether by special assessment or otherwise, for services rendered or to be rendered in the future to or for the benefit of all or any part of the leased premises and which are due and payable during the term or any renewal term of this Lease and Tenant shall be under no obligation to reimburse Landlord for any such matters.

    ARTICLE 20 - NOTICES. Any notice required or permitted under this Lease shall be deemed sufficiently given or served if sent by registered or certified return receipt mail to Tenant at the address of the leased premises, and to Landlord at 3680 Victoria Street North, Shoreview, MN 55126 and either party may by like written notice at the address where rent is currently paid at any time designate a different address to which notices shall subsequently be sent.

    ARTICLE 21 - SUCCESSORS AND ASSIGNS. The terms, covenants and conditions hereof shall be binding upon and inure to the successors in interest and assigns of the parties hereto.

    ARTICLE 22 - NON-LIABILITY. Landlord, except for Landlord's intentional or negligent acts, shall not be liable for any damage to property of Tenant or of others located on the leased premises, nor for the loss of or damage to any property of Tenant or of others by theft or otherwise.

    ARTICLE 23 - HAZARDOUS MATERIALS INDEMNITY. Tenant covenants, represents and warrants to Landlord, its successors and assigns, (i) that it will not use or permit the leased premises to be used, whether directly or through contractors, agents or tenants, for the generating, transporting, treating, storage, manufacture, emission of, spillage, or disposal of any dangerous, toxic or hazardous pollutants, chemicals, wastes or substances as defined in the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980 as amended by the Super Fund Amendments Reauthorization Act of 1986 ("CERCLA"), the Federal Resource Conservation and Recovery Act of 1976 ("RCRA"), the Minnesota Petroleum Tank Release Cleanup Act (Minn. Stat. Section 115C), or the Minnesota Response and Liability Act (Minn. Stat. Section 115B) ("MERLA"), or any other federal, state or local environmental laws, statutes, regulations, requirements and ordinances as amended from time to time ("Hazardous Materials") in violation of any applicable law (provided that Tenant may use the leased premises or permit the uses specified in this subparagraph provided they do so in compliance with the requirements of any Federal, State, or local government or any agency or department thereof without the written consent of the Landlord); (ii) that it will disclose within 3 business days any investigations or reports involving Tenant, or the leased premises by any governmental authority which in any way pertain to Hazardous Materials (iii) that Tenant shall not bring upon, use in, or incorporate into the leased premises any polychlorinated biphenyls (PCB's), petroleum or petroleum based derivations, urea formaldehyde, or asbestos except in compliance with the requirements at law.

    Landlord covenants, represents and warrants to Tenant, its successors and assigns, to its knowledge, (i) that it has not used or permitted the leased premises to be used, for the generating, transporting, treating, storage, manufacture, emission of, or disposal of any Hazardous Materials; (ii) that there have been no investigations or reports involving Landlord, or the leased premises by any governmental authority which in any way pertain to Hazardous Materials (iii) that the operation of the leased premises is not currently violating any federal, state or local law, regulation, ordinance or requirement governing Hazardous Materials; (iv) that the leased premises is not listed in the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites nor any other list, schedule, log, inventory or record of Hazardous Materials or hazardous waste sites, whether maintained by the United States Government or any state or local agency; and (v) that the leased premises does not contain any PCB's, petroleum or petroleum based derivations, urea formaldehyde, or asbestos, except as may have been disclosed in writing to Tenant by Landlord at the time of execution and delivery of this Lease. In connection with the purchase of certain assets by Tenant from Landlord, Tenant's environmental engineer is undertaking a Phase I Environmental Assessment of the Premises, which may or may not be completed as of the commencement of the term hereof and approval of which shall not be unreasonably withheld. If the Phase I Environmental Assessment has not been completed as of the commencement of the term hereof, Tenant shall take reasonable action to have it promptly completed. Tenant's environmental engineer shall be permitted reasonable access to the leased premises for the purpose of conducting such inspections as may be necessary in order to complete the Phase I Environmental Assessment. In the event that the Phase I Environmental Assessment discloses matters of concern which may require testing that would fall within the scope of what is commonly referred to as a Phase II Environmental Assessment, Landlord agrees to pay the cost of performing such tests and preparation of a Phase II Environmental Assessment and shall undertake and pay the cost of any remedial action recommended therein or required or recommended by any governmental agency. In the event that a Phase I or Phase II Environmental Assessment discloses the release or discharge of any Hazardous Substance upon the leased premises, as between Landlord and Tenant, Landlord shall be irrebuttably presumed to be the sole party responsible for such release or discharge and such release or discharge shall be deemed to have occurred prior to the date hereof even though Tenant may subsequent to the date of this Lease use similar chemicals, Hazardous Substances or processes to those used by Landlord prior to the date of this Lease and Landlord hereby agrees to indemnify and hold harmless Tenant against loss or liability including attorneys' fees to third parties and governmental authorities arising out of such releases or discharges occurring prior to the effective date of this Lease and Tenant agrees to indemnify and hold harmless Landlord against any loss or liability including attorneys' fees to third parties and governmental authorities arising out of such subsequent releases or discharges. Tenant shall repair or fill any borings taken as part of the Phase II Environmental Assessment.

    Additionally, each party agrees to indemnify and reimburse the other party, its successors and assigns, for:

    (a)  any breach of any representations or warranties, and

    (b) any loss, damage, expense or cost arising out of or incurred by the other party which is the result of a breach of, misstatement of or misrepresentation of the above covenants, representations and warranties, and together with all attorneys' fees, costs and disbursements incurred in connection with the defense of any action against Landlord arising out of the above. These covenants, representations and warranties shall be deemed continuing covenants, representations and warranties for the benefit of Landlord, and any successors and assigns of Landlord and shall survive expiration or sooner termination of this Lease. The amount of all such indemnified loss, damage, expense or cost, shall bear interest thereon at the rate of 1% in excess of the prime rate or reference rate established from time to time by Norwest Bank of Minnesota, N.A. and shall become immediately due and payable in full on demand of any party so indemnified and entitled to reimbursement, its successors and assigns. The indemnification contained herein shall survive expiration or sooner termination of this Lease.

    ARTICLE 24 - MISCELLANEOUS.

    (a) The paragraph headings of this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this agreement or any provision thereof or in any way affect this agreement.

    (b) This Lease may be executed in counterparts and when so executed shall constitute one agreement binding on all parties hereto, notwithstanding that they are not signatory to the original or same counterpart.

    This Lease is a gross lease and Tenant shall not be obligated to pay all or any portion of AD VALOREM real estate taxes, assessments, insurance premiums, or any other Landlord obligations or incurred costs or expenses, and Tenant shall be put to no other expense except its obligation to pay rent and utilities and other expenses specifically described herein.

    ARTICLE 25 - QUIET PERIOD. For a period of 120 days after the date hereof Landlord agrees (i) not to list the leased Premises for sale with a broker, (ii) not to offer the leased premises for sale, and (iii) not to negotiate with any third party for sale of the leased premises nor enter into any agreement of sale.

    IN WITNESS WHEREOF, the Landlord and the Tenant have hereunto set their hands the day and year first above written.

                                  LANDLORD:

                                  DELUXE CORPORATION, a Minnesota
                                  corporation


    By:____________________________________

Its:__________________________________

    By:____________________________________

Its:__________________________________

                                       TENANT:

                                       NORTHSTAR COMPUTER FORMS, INC.,
INC.,                                  a Minnesota corporation


    By:____________________________________

Its:__________________________________

               EXHIBIT 6.5 TO AGREEMENT OF PURCHASE AND SALE OF ASSETS

[Deluxe Corporation letterhead]


July ___, 1996



Northstar Computer Forms, Inc.
7130 Northland Circle North
Brooklyn Park, MN  55428


RE: AGREEMENT OF PURCHASE AND SALE OF ASSETS BY AND BETWEEN NORTHSTAR COMPUTER
    FORMS, INC. ("NORTHSTAR") AND DELUXE CORPORATION DATED JULY ___, 1996 (THE "PURCHASE AGREEMENT")

Gentlemen:

I have acted as in-house counsel for Deluxe Corporation, a Minnesota corporation (the "Company") in connection with the negotiation, execution and delivery of the Purchase Agreement and all documents related to the transaction contemplated thereby ("Documents").

For purposes of this opinion, I have reviewed such questions of law and examined such corporate records, certificates and other documents as I have considered necessary or appropriate.

Based upon the foregoing, it is my opinion that:

1. The Company is a Minnesota corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota with all power and authority to execute and deliver the Purchase Agreement and Documents.

2. The Purchase Agreement and Documents have been duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms, subject to such equitable relief as the courts may grant, general principles of equity and applicable bankruptcy, insolvency, moratorium or similar laws affecting the rights of creditors generally.

3. The execution and delivery of the Purchase Agreement and Documents by the Company has been duly authorized by all necessary corporate action and will not violate any provision of law or of the Articles of Incorporation or Bylaws

Deluxe Corporation
Page 2
July ___, 1996



    of the Company or any court order or any material provision of any agreement, indenture, mortgage, lease or other obligation or instrument by which the Company is bound and no approval or other action by any governmental authority or agency is required in connection therewith.

4. The execution, delivery and performance of the Purchase Agreement and Documents by the Company has not and will not require the consent of any person or the giving of notice to, any exemption by, any registration, declaration or filing with or any taking of any other actions in respect of any person, including without limitation any court, governmental or regulatory authority.

5. The instruments of conveyance, transfer and assignment in respect of the assets delivered on the date hereof or hereafter to be delivered, by the Company to Northstar are legal, valid, binding and enforceable in accordance with their terms and legally sufficient to vest in and convey to Northstar all right, title and interest of the Company in and to such assets. Upon completion of such delivery, Northstar will have good and marketable title to such assets subject only to encumbrances specifically noted in the Purchase Agreement and Documents.


Very truly yours,



Stephen L. Peterson
Deluxe Corporation